EXHIBIT 4.7

THIS INSTRUMENT HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND VARIOUS APPLICABLE STATE SECURITIES LAWS. THIS PROMISSORY NOTE MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR ASSIGNED OR A SECURITY INTEREST CREATED THEREIN, UNLESS THE PURCHASER, TRANSFEREE, ASSIGNEE, PLEDGEE OR HOLDER OF SUCH SECURITY INTEREST COMPLIES WITH ALL STATE AND FEDERAL SECURITIES LAWS (I.E., SUCH SECURITIES ARE REGISTERED UNDER SUCH LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE THEREUNDER) AND UNLESS THE SELLER, TRANSFEROR, ASSIGNOR, PLEDGOR OR GRANTOR OF SUCH SECURITY INTEREST PROVIDES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE TRANSACTION CONTEMPLATED WOULD NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.

TPT GLOBAL TECH, INC.

A Florida Corporation

SECURED

PROMISSORY NOTE

$1,965,000,000	DATE: November 1, 2017

FOR VALUE RECEIVED, the undersigned, TPT Global Tech, Inc., a Florida corporation (hereinafter "Maker or TPTG"), promises to pay to the Members of Hollywood Riviera Studio LLC (“HRS”) (“HRS Members or Holder”) at such place as the Holder may designate in writing, the principal sum of ONE MILLION NINE HUNDRED SIXTY FIVE Thousand Dollars ($1,965,000), all or any unpaid portion thereof, due and payable in full with interest calculated at three percent (3%) per annum, in eighteen (18) months from the origination date herein.

Incorporated herein is the AMENDMENT #1 TO THE ACQUISTION AND PURCHASE AGREEMENT DATED AS OF FEBRUARY 8, 2018, BUT EFFECTIVE NOVEMBER 1, 2017 BY AND BETWEEN TPT GLOBAL TECH, INC.AND HOLLYWOOD RIVIERA LLC HRS MOBILE LLC AND THEIR MEMBERS (both the amendment (“Amendment”) and original agreement known together herein as “the Acquisition Agreement”).

The Promissory Note shall be secured by a security interest in the Member Interests of HRS as set forth in in the Acquisition Agreement and a security interest in all of the assets of HRS as set forth in the Acquisition Agreement (together “the Collateral”), and is and shall remain senior in priority to all other indebtedness of HRS except of record on the date of the Amendment.

1

Without limiting the foregoing, the Collateral expressly includes:

(a) All accounts, accounts receivable, contract rights, and general intangibles, including, without limitation, all forms of payment, all present and future incomes, rents, revenues, issues and profits, goodwill, licenses and license rights, bailment or leasehold interests, whether as lessor or lessee, all cases in action and recoveries for any loss in value of the real estate of HRS or items of property described in this Agreement, rights in and to security agreements and other contracts or assignments providing security to HRS, book debts, credits, indemnities, warranties or guarantees payable to HRS on loss or damage of property, inventions, designs, design registrations, trademarks, trade styles, trade names, know-how, powers, privileges, logos, franchise rights, payments in kind, advertising and promotional materials, trade secrets, patent rights, copyrights, patent applications, tax refunds, customer lists, business and accounting records, including all ledger account cards, computer tapes and disks and other computer information, in all cases whether now owned or hereafter created or acquired by HRS or in which HRS may now have or may after the date of this Agreement acquire an interest.

(b) All inventory, including without limitation, all goods held for sale or lease, finished goods, merchandise, parts and supplies, of every kind and description, whether now owned or acquired by HRS after the date of this Agreement, or in which HRS may now have or may have the date of this Agreement acquire an interest, including, without limitation, inventory temporarily out of HRS’s custody or possession and any returns or repossessions on any sales or accounts;

(c) All goods, including, without limitation, equipment, machinery, materials, furniture, furnishings, engines, appliances, fixtures, tools, parts, supplies, and vehicles of every kind and description, whether now owned or acquired by HRS after the date of this Agreement or delivered to the real property or HRS, or in which HRS may now have or may after the date of this Agreement acquire an interest, and all additions, accessions, replacements, substitutions, and improvements to such goods and wherever located;

(d) All documents, documents of title, deposit accounts, negotiable and nonnegotiable instruments, shares, stocks, bonds, debentures, securities, moneys, sources of money, uncalled capital, letters of credit, investment property, and chattel paper whether now owned or acquired after the date of this Agreement by HRS; and

(e) All proceeds and products of any of the personal property described above, in any form, including without limitation, proceeds of any insurance relating to such collateral or fire and builder’s risk insurance and unrenewed insurance premiums; proceeds consisting of any of the above types of collateral; all awards made in eminent domain proceedings or purchased in lieu of such eminent domain proceedings; proceeds of any noncommercial tort cause of action in existence, now or after the date of this Agreement; and all replacements, substitutions, renewals, returns, additions, accessions, rents, royalties, issues, documents of ownership, and receipts for any of the foregoing.

The Maker hereby assigns, pledges, hypothecates, charges, mortgages, delivers and transfers to the Holder, and hereby grants to the Holder, a continuing security interest in all of the Collateral. This agreement secures the payment of all amounts owing and which may become owing to the Holder under this Note and the Agreement, whether for principal, interest, costs, fees, expenses or otherwise. This security interest shall in all respects be a continuing, absolute, unconditional and

2

irrevocable grant of a security interest, and shall remain in full force and effect until the TPTG Obligations shall have been indefeasibly paid or otherwise satisfied in full. All rights of the Secured Party and the security interests granted to the Secured Party hereunder, and all obligations of the Debtor hereunder, shall, in each case, be absolute, unconditional and irrevocable irrespective of: (a) any lack of validity, legality or enforceability of any of the transaction documents; (b) the failure of the Holder (i) to assert any claim or demand or to enforce any right or remedy against the Maker or any other person or (ii) to exercise any right or remedy against any other guarantor or, or collateral securing, any of the TPTG Obligations, or the obligations owing under the other transaction documents; (c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the TPTG Obligations, or any other extension, compromise or renewal of the TPTG Obligations or the obligations owing under the other transaction documents; (d) any reduction, limitation, impairment or termination of any TPTG Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Debtor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, non-genuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise; (e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of the transaction documents; (f) any addition, exchange or release of any collateral or of any person that is (or will become) a guarantor of the TPTG Obligations, or any surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by the Holder securing any of the TPTG Obligations; or (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Maker, any surety or any guarantor.

The Maker agrees that it will not exercise any rights which it may acquire by way of rights of subrogation against HRS or any other obligor. The Maker shall not seek or be entitled to seek any contribution or reimbursement from HRS or any other obligor in respect of any payment until following the date that the TPTG Obligations are indefeasibly paid or otherwise satisfied in full. Any amount paid to the Maker on account of any such subrogation rights prior to the such date shall be held in trust for the benefit of the Holder and shall immediately be paid and turned over to the Holder in the exact form received by the Maker (duly endorsed in favor of the Maker, if required), to be credited and applied against the TPTG Obligations, whether matured or unmatured.

All certificates or instruments representing or evidencing any Collateral shall bear a legend or other notice of the security interest and associated restrictions on transfer or, if any securities pledged pursuant to this agreement are uncertificated securities, confirmation and evidence satisfactory to the Holder that the Maker has taken all actions reasonably requested by the Holder to provide for the transfer to and perfection by the Holder of the security interests in such uncertificated securities in accordance with the California Commercial Code.

This Promissory Note shall be paid as follows: (i) an initial $100,000 paid to HRS for working capital and to pay down current HRS debt out of anticipated proceeds of the planned Maker private placement which is intended to close within three (3) months of signing of the Amendment and TPTG will make best efforts in that regard; and (ii) the remaining balance ($1,865,000 assuming the payment from the private placement) plus accrued interest to be paid in full no later than the earlier of the closing of a public offering of TPTG stock (different from the referenced private

3

placement in the Acquisition Agreement) or eighteen (18) months after the date of this Promissory Note.

Until all TPTG obligations under this Promissory Note are paid in full, satisfied and fulfilled, TPTG hereby covenants and agrees that it shall not, without approval of a majority in interest of the HRS Members:

(i)	remove the Manager or elect a new Manager if the current Manager dies, becomes incapacitated, resigns or otherwise is terminated;

(ii)	issue any new Membership Interests or Units, or agree to do so;

(iii)	amend or in any other way alter the current Operating Agreement;

(iv)	make any allocation or distribution of profits or other monies other than to pay down current HRS debt;

(v)	dissolve or otherwise terminate the HRS business or HRS;

(vi)	transfer any of the Membership Interests being purchased, or agree to do so;

(vii)	establish a subsidiary;

(viii)	make any loan or advance to any other entity other than trade receivables incurred in the ordinary course of business;

(ix)	make any loan or advance to any person, including, without limitation, any employee or director of HRS or TPTG or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee option plan approved by the HRS Sellers and the Manager of HRS;

(x)	guarantee, directly or indirectly, any indebtedness except for trade accounts of HRS arising in the ordinary course of business;

(xi)	make any investment through the direct or indirect holding of securities in another entity;

(xii)	incur any aggregate indebtedness in excess of Ten Thousand Dollars ($10,000.00) that is not already included in an budget approved by the HRS Sellers and the HRS Manager other than trade credit incurred in the ordinary course of business;

(xiii)	otherwise enter into or be a party to any transaction with any director, officer or employee of TPTG or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act);

4

(xiv)	hire, terminate, or change the compensation of the Manager or other executive officers, including approving any option plans;

(xv)	change the principal business of HRS, enter new lines of business, or exit the current line of business; or

(xvi)	sell, transfer, license, pledge or encumber material assets, technology or intellectual property, other than licenses granted in the ordinary course of business.

Promptly upon the execution of this Note, Maker and HRS shall properly execute and deliver to Holder UCC-1 Financing Statements to enable Holder to perfect Holder’s security interest in the Collateral. Holder and HRS agree also to execute, file, and record such other statements, notices, and agreements, take such action and obtain such certificates and documents, in accordance with all applicable laws, statutes, and regulations as may be necessary or advisable to perfect, evidence, and continue Holder’s security interest in the Collateral.

In event any of the material representations, warranties or covenants made by TPTG Acquisition Agreement, or in any certificate or financial or other written statements heretofore or hereafter furnished by TPTG in connection with the execution and delivery of Acquisition Agreement or this Note shall be false or misleading in any material respect at the time made, or if Maker shall (i) default in the performance of any of the obligations, covenants or agreements legally imposed by the terms of this Promissory Note or the Acquisition Agreement, or (ii) apply for or consent in writing to the appointment of a receiver, trustee, or liquidator of Maker or (iii) file a voluntary petition in bankruptcy, or admit in writing Maker's inability to pay Maker's debts as they come due, or (iv) make general assignments for the benefit of creditors, or (v) file a petition or answer seeking reorganization or rearrangement with creditors or taking advantage of any insolvency law, or (vi) file an answer admitting the material allegations of a petition filed against Maker in any bankruptcy, reorganization, insolvency or similar proceedings, at the option of the Holder, the whole indebtedness evidenced hereby may be declared due and payable whereupon the entire unpaid principal balance of this Promissory Note shall thereupon at once mature and become due and payable without presentment or demand for payment or notice of the intent to exercise such option or notice of the exercise of such option by the Holder, or notice of any kind, all of which are hereby expressly waived by Maker and may be collected by suit or other legal proceedings. Holder also: (a) shall have and may exercise all rights and remedies accorded to Holder by the California Uniform Commercial Code; (b) may require Maker to take any and all action necessary to make the Collateral available to Holder; (c) at its option and without notice to Maker, transfer and register the Collateral or any part of it in Holder’s name or the name of its nominees; collect and enforce payment with respect to the Collateral, exercise all rights, options, and privileges with respect to the Collateral, and deliver it in that connection to any appropriate person or agency, and vote the Member Interests as Maker’s proxy, that proxy to be irrevocable (but, until such default, Maker’s right to vote the Membership Interests will not be impaired by this Note); and (d) may conduct a “commercially reasonable” private sale or other disposition of the Collateral although a higher price might have been obtained for it at a public sale under the Securities Act of 1933, as amended, or in compliance with any other applicable laws or regulations provided notice of the time and place of such sale of the Collateral is sent to Maker at least ten (10) days before the sale. All of Holder’s rights and remedies, whether evidenced by this Note or by any other writing, shall be cumulative

5

and may be exercised singularly or concurrently. Election by Holder to pursue any remedy shall not exclude pursuit of any other remedy.

If all or any part of the amount of this Promissory Note be declared due in accordance with the other provisions hereof, or if any installment herein provided is not paid when due, the principal balance as the case may be, shall bear interest at the lesser of (i) Twelve Percent (12%) per annum, or (ii) the Maximum Rate allowed under applicable law until paid in full or until the Promissory Note is reinstated. Notice of Default shall be given, in writing, to Maker, after five days after occurrence of default. Maker shall have 10 days after written Notice of Default, within which to cure the default plus interest at default rate, legal fees and costs incurred.

Except as otherwise provided herein, the undersigned and all sureties, guarantors and endorsers of this Promissory Note severally waive all notices, demands, presentments for payment, notices of non-payment, notice of intention to accelerate the maturity, notices of acceleration, notices of dishonor, protest and notice of protest, diligence in collecting or bringing suit as to this Promissory Note and as to each, every and all installments hereof and all obligations hereunder and against any party hereto and to the application of any payment on this obligation, or as an offset hereto, and agree to all extensions, renewals, partial payments, substitutions or evidence of indebtedness and the taking, release or substitution of all or any part of the security or the release of any party liable hereon with or without notice before or after maturity.

Maker irrevocably appoints Holder as Debtor’s attorney in fact to do any act that Maker is obligated to do pursuant to this Agreement to preserve or protect the Collateral and to preserve, protect, or establish Holder’s lien on the Collateral. Maker further irrevocably appoints Holder to exercise such rights and powers as Maker might exercise with respect to the Collateral following an Event of Default, as defined below. These powers shall include without limitation the right to: (a) collect by legal proceedings or otherwise, and endorse, receive, and receipt all dividends, interest, payments, proceeds, and other sums and property now or after the date of this Agreement payable on account of the Collateral, (b) transfer the Collateral to Holder’s own or Holder’s nominee’s name, and (c) make any compromise or settlement and take any action Holder deems advisable with respect to the Collateral. Maker agrees to reimburse Holder on demand for any costs and expenses, including without limitation attorney fees, which Holder may incur while acting as Maker’s attorney in fact under this Agreement, all of which costs and expenses are included in the TPTG Obligations secured by this Agreement. Holder shall have no obligation to act pursuant to this paragraph and shall not be required to make any presentation, demand, or protest, or give any notice or take any action to preserve any rights against any other person in connection with the Collateral.

It is the intention of the parties hereto to comply with the usury laws applicable to this loan if any, accordingly it is agreed that notwithstanding any provision to the contrary in this Promissory Note or in any of the documents securing payment hereof no such provision shall require the payment or permit the collection of interest in excess of the maximum permitted by law. If any excess of interest is provided for, contracted for, charged for or received, then the provisions of this paragraph shall govern and control and neither the Maker hereof nor any other party liable for the payment hereof shall be obligated to pay the amount of such excess interest. Any such excess interest which may have been collected shall be, at the Holder's option, either applied as a credit against the then unpaid principal amount hereof or refunded to Maker. The effective rate of interest shall be

6

automatically subject to reduction to the maximum lawful contract rate allowed under the usury laws as now or hereafter construed. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged for, or received under this Promissory Note which are made for the purposes of determining whether such rate exceeds the maximum lawful rate, shall be made, to the extent permitted by law, by amortizing, prorating, allocating and spreading in equal parts during the full stated term of this Promissory Note, all interest contracted for, charged for or received from the Maker or otherwise by the Note Holder.

In the event this Promissory Note is placed in the hands of an attorney for collection (whether or not suit is filed), or in the event it is collected by suit or through bankruptcy, probate, receivership or other legal proceedings (including foreclosure), the undersigned hereby agrees to pay to the Holder as attorney's fees a reasonable amount in addition to the principal and interest then due hereon, and all other costs of collection.

If any provision of this Note is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Note that can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

The rights and obligations of the parties and the interpretation and performance of this Note shall be governed by the law of California, excluding its conflict of laws rules.

No provision of this Note shall be construed to alter or impair the obligation of TPTG, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the manner herein prescribed. This Note is a direct obligation of TPTG.

IN WITNESS WHEREOF, Maker has fully executed this Promissory Note as of the date first above written.

TPT GLOBAL TECH, INC.,

(A Florida Corporation)

By: ____________________________________

Chief Executive Officer

7